UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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B. RILEY PRINCIPAL MERGER CORP. II

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In connection with the previously announced potential business combination (the “business combination”) between B. Riley Principal Merger Corp. II (the “Company”) and Eos Energy Storage LLC (“Eos”), on November 4, 2020, Eos issued a press release announcing an agreement to provide energy storage projects to Hecate Energy.

Eos Energy Storage and Global Renewable Developer Hecate Energy to Deliver Over 1 GWh of Energy Storage Projects Across the United States Over the Next Two Years

NOVEMBER 4, 2020 - EDISON, N.J.—Eos Energy Storage LLC (“Eos”), a leading manufacturer of safe, reliable, low-cost zinc battery storage systems, today announced that it has signed a broad-ranging agreement to provide over 1 GWh of energy storage projects at an estimated value of more than $250 million to Hecate Energy (“Hecate”), a leading global developer, owner and operator of solar, natural gas, wind, and energy-storage projects.

Eos will design, manufacture, and deliver its zinc-based battery solutions to Hecate over the course of the next 24 months across Colorado, New Mexico, and Texas. The projects are a mix of standalone battery storage and storage paired with solar photovoltaics (“PV”) for renewable energy capacity. The announcement of the agreement with Hecate further expands Eos’ pipeline commitments to 3 GWh and, upon the completion of several customary closing conditions, purchase orders from Hecate are expected in the next six to nine months.

These projects are indicative of the shifting dynamics of the energy storage market from shorter duration systems, which are commonly used for quick response power (such as frequency regulation or peak shaving), to longer duration systems, which are much better suited for improving overall grid resiliency and capacity-firming purposes.

“We are excited to be working with a top-tier developer like Hecate,” said Joe Mastrangelo, Chief Executive Officer at Eos.  “During the last 18 months, we have been intensely focused on operationalizing our company and bringing our low-cost, nontoxic, nonflammable, zinc-based battery solutions to the marketplace. The investment in our state-of-the-art manufacturing facility in Pittsburgh, PA is paying dividends as we are processing battery orders from customers all over the world. This agreement with Hecate is another significant milestone in our company’s tremendous growth and, importantly, it’s further confirmation that major energy developers are increasingly searching for lower cost and competitive non-lithium options like ours for major projects. Our tangible pipeline has grown by over 70 percent in the last several months and we look forward to continuing this positive commercial momentum.”

“Hecate is thrilled to work with Eos,” said Fazli Qadir, Chief Technology Officer of Hecate Energy. “Eos’ technology is a great fit for the longer-duration application requirements of these projects, and we’re excited by the ability of Eos’ solutions to flexibly operate across a range of use cases that are front and center in the energy industry.”

Eos’ zinc-based battery systems are made in the United States and were designed specifically for the stationary storage market. They are unique for their scalable design, ability to withstand extreme temperatures, widely available and non-rare earth materials, and full recyclability. The system is also a cost-effective energy storage solution, with a 15-year to 30-year life and minimal installation and maintenance costs.

As previously announced, B. Riley Principal Merger Corp. II (“BMRG”), a publicly traded special purpose acquisition company, and Eos have entered into a definitive merger agreement for a business combination that would result in Eos becoming a publicly listed company. Upon closing of the transaction, the combined company will be renamed Eos Energy Enterprises, Inc. (“Eos Energy”) and intends to list its shares of common stock on Nasdaq under the ticker symbol “EOSE”.

About Eos Energy Storage LLC

At Eos, we are on a mission to accelerate clean energy by deploying stationary storage solutions that can help deliver the reliable and cost-competitive power that the market expects in a safe and environmentally sustainable way. Eos has been pursuing this opportunity since 2008 when it was founded. Eos has more than 10 years of experience in battery storage testing, development, deployment, and operation. The Eos Aurora® system integrates Eos’ aqueous, Znyth® technology to provide a safe, scalable, and sustainable alternative to lithium-ion. https://eosenergystorage.com

About Hecate Energy

Headquartered in Chicago, Illinois, Hecate Energy is a leading developer, owner and operator of utility scale solar, wind and energy storage projects. Over the last 8 years, Hecate has developed and built hundreds of megawatts of operating renewable projects totaling over $1 billion in asset value, and has entered into more than 1 GW of renewable energy PPAs. Hecate has leveraged its extensive knowledge of power markets, energy development and operations experience to become one of the fastest growing renewable energy companies in the United States. The company is in offtake negotiations for over an additional 2GW of new solar projects, with a mid-stage pipeline of about 12 GW of projects under development, and an active pipeline in excess of 20 GW. https://www.hecateenergy.com/

About B. Riley Principal Merger Corp. II

BMRG was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Additional Information about the Business Combination

In connection with the business combination, BMRG has filed a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”). BMRG stockholders and other interested persons are advised to read the definitive proxy statement, in connection with BMRG’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination, because the proxy statement will contain important information about BMRG, Eos and the proposed business combination. The definitive proxy statement has been mailed to BMRG stockholders as of the record date established for voting on the proposed business combination. Stockholders can obtain copies of the proxy statement, without charge at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by BMRG when and if available, can be obtained free of charge by directing a written request to B. Riley Principal Merger Corp. II, 299 Park Avenue, 21st Floor, New York, New York 10171 or by telephone at (212) 457-3300.

Contact

For Eos Energy Storage LLC

Investors	Media
Ed Yuen	Balki G. Iyer
ir@eosenergystorage.com	media@eosenergystorage.com

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